Exhibit 99.6

AMENDED AND RESTATED EXCHANGE AGREEMENT

This Amended and Restated Exchange Agreement (this “Agreement”), dated as of May 27, 2026 (the “Effective Date”), is entered into by and among Andrew Fox, an individual (“Fox”); Aeromaris MAS LLC, a Puerto Rico limited liability company (“Aeromaris”); and Droneclad LLC, a Puerto Rico limited liability company (“Droneclad”) (each an “Exchanging Party” and collectively, the “Exchanging Parties”); and The Steven Scopellite 2021 IRR, an irrevocable trust (“Trust”). This Agreement amends, restates, and supersedes in its entirety the Exchange Agreement dated March 8, 2026 (the “Original Exchange Agreement”) between the Trust and Fox Power LLC.

RECITALS

WHEREAS, on March 8, 2026, Aureus Greenway Holdings Inc. (the “Company”), Autonomous Power Corporation (“APC”), and Aureus Merger Sub Inc. entered into a Merger Agreement (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into APC, APC will survive as a wholly owned subsidiary of the Company, and all outstanding shares of APC common stock will be exchanged for shares of Company common stock (the “Merger”); and

WHEREAS, upon consummation of the Merger, each Exchanging Party’s shares of APC common stock (“APC Common Shares”) will be converted into shares of Company common stock (“Company Common Shares”) at the exchange ratio set forth in the Merger Agreement, resulting in the following allocations: Fox will hold 200,127 Company Common Shares (in exchange for 334 APC shares); Aeromaris will hold 100,063 Company Common Shares (in exchange for 167 APC shares); and Droneclad will hold 100,063 Company Common Shares (in exchange for 167 APC shares); for an aggregate of 400,253 Company Common Shares held by the Exchanging Parties; and

WHEREAS, the Trust owns all of the issued and outstanding shares of Series A Preferred Stock of the Company (the “Series A Preferred Shares”); and

WHEREAS, immediately following the closing of the Merger, the Exchanging Parties and the Trust wish to exchange an aggregate of 400,000 Company Common Shares for the Series A Preferred Shares, with each Exchanging Party contributing Company Common Shares in proportion to its respective Merger consideration, as follows: Fox will exchange 200,000 Company Common Shares; Aeromaris will exchange 100,000 Company Common Shares; and Droneclad will exchange 100,000 Company Common Shares; all pursuant to the exemption from securities registration afforded by Section 4(a)(7) of the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Original Exchange Agreement is hereby amended and restated in its entirety to substitute the Exchanging Parties for Fox Power LLC as the parties exchanging Company Common Shares for the Series A Preferred Shares.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Ancillary Documents” means the documents, certificates, and instruments delivered in connection with this Agreement, including stock powers.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value-added, alternative or add-on minimum, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, severance, social security, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, in each case, whether disputed or not, and whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) or successor of another person, as a result of being a member of an affiliated, consolidated, unitary or combined group, pursuant to Treasury Regulations Section 1.1502-6 or any other law, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or assesses such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

Article II.

EXCHANGE OF SHARES

Section 2.01          Exchange of Shares. On the terms and subject to the conditions of this Agreement, at the Closing: (a) each Exchanging Party agrees to transfer, assign, and deliver to the Trust all right, title, and interest in and to such Exchanging Party’s respective Company Common Shares set forth below, free and clear of all Encumbrances; and (b) the Trust agrees to transfer, assign, and deliver to each Exchanging Party its respective pro rata portion of the Series A Preferred Shares, free and clear of all Encumbrances, proportionate to each Exchanging Party’s contribution of Company Common Shares to the aggregate 400,000 Company Common Shares being exchanged (the “Exchange”):

(a)          Fox shall transfer 200,000 Company Common Shares to the Trust.

(b)          Aeromaris shall transfer 100,000 Company Common Shares to the Trust.

(c)          Droneclad shall transfer 100,000 Company Common Shares to the Trust.

Section 2.02          Closing. Subject to the terms and conditions of this Agreement, the Exchange contemplated hereby (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the date immediately following the closing date of the Merger (the “Closing Date”).

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Section 2.03          Exchanging Parties’ Closing Deliverables. At or prior to the Closing, each Exchanging Party shall deliver to the Trust:

(a)          appropriate evidence of transfer of such Exchanging Party’s respective Company Common Shares, free and clear of all Encumbrances, accompanied by stock powers or other instruments of transfer duly executed by such Exchanging Party and with all required transfer tax stamps affixed; and

(b)          such other documents or instruments as the Trust reasonably requests and are reasonably necessary to consummate the Exchange.

Section 2.04          Trust’s Closing Deliverables. At the Closing, the Trust shall deliver to each Exchanging Party:

(a)          that portion of the Series A Preferred Shares allocable to such Exchanging Party in proportion to its Company Common Shares contribution, free and clear of all Encumbrances, accompanied by stock powers or other instruments of transfer duly executed by the Trust and with all required transfer tax stamps affixed; and

(b)          such other documents or instruments as the applicable Exchanging Party reasonably requests and are reasonably necessary to consummate the Exchange.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to each Exchanging Party that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01          Authority of Trust. The Trust has full capacity, power, and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Trust and (assuming due authorization, execution, and delivery by each Exchanging Party) constitutes a legal, valid, and binding obligation of the Trust enforceable against the Trust in accordance with its terms. When each other Ancillary Document to which the Trust is or will be a party has been duly executed and delivered by the Trust (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Trust enforceable against the Trust in accordance with its terms.

Section 3.02          Title to Series A Preferred Shares. The Trust is the record and beneficial owner of, and has good and valid title to, the Series A Preferred Shares, free and clear of all Encumbrances. The Trust is not a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any of the Series A Preferred Shares (other than this Agreement). Other than this Agreement, the Series A Preferred Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Series A Preferred Shares. To the knowledge of the Trust, all of the Series A Preferred Shares being sold hereunder have been duly authorized and validly issued and are fully paid and non-assessable and are registered in the name of the Trust.

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Section 3.03          No Conflicts; Consents. The execution, delivery, and performance by the Trust of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Trust; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Trust; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Trust is a party or by which the Trust is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Trust; or (d) result in the creation or imposition of any Encumbrance on the Series A Preferred Shares. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to the Trust in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04          Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of the Trust.

Section 3.05          Investment Intent. The Trust is acquiring the Company Common Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Trust has no present intention of selling, granting any participation in, or otherwise distributing the same. The Trust further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Company Common Shares.

Section 3.06          Accredited Investor. The Trust (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Series A Preferred Shares, and (c) has independently and without reliance upon any Exchanging Party, and based on such information and the advice of such advisors as the Trust has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Trust has substantial experience in evaluating and investing in transactions of securities in companies similar to the Company and acknowledges that the Trust can protect its own interests. The Trust has such knowledge and experience in financial and business matters so that the Trust is capable of evaluating the merits and risks of its investment in the Company. The Trust can bear the economic risk of the Trust’s investment and is able, without impairing the Trust’s financial condition, to hold the Company Common Shares for an indefinite period of time and to suffer a complete loss of the Trust’s investment. The Trust is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

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Section 3.07          No General Solicitation. At no time was the Trust presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, or other form of general advertisement or solicitation in connection with the transfer of the Company Common Shares hereunder.

Section 3.08          No “Bad Actor” Disqualification Events. The Trust is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Exchanging Parties.

Section 3.09          Restricted Securities.

(a)          The Trust has been advised that the Company Common Shares are being offered and sold under the exemption afforded under Section 4(a)(7) of the Securities Act, and that the Exchanging Parties’ reliance upon the Section 4(a)(7) exemption is predicated in part on the Trust’s representations as contained herein.

(b)          The Trust acknowledges that the Company Common Shares have not been registered under the Securities Act or the securities laws of any state, are being offered, and will be sold, pursuant to applicable exemptions from such registration for nonpublic offerings and will be sold as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act. The Company Common Shares may not be resold in the absence of an effective registration under the Securities Act and applicable state securities laws unless, in the opinion of the Company’s counsel, an applicable exemption from registration is available.

(c)          The Trust understands and acknowledges that the Company Common Shares will bear the following or similarly worded legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

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Article IV.

REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING PARTIES

Each Exchanging Party represents and warrants, severally and not jointly, to the Trust that the statements contained in this Article IV are true and correct as of the date hereof with respect to such Exchanging Party.

Section 4.01          Authority. Such Exchanging Party has full capacity, power, and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Exchanging Party and (assuming due authorization, execution, and delivery by the Trust and the other Exchanging Parties) constitutes a legal, valid, and binding obligation of such Exchanging Party enforceable against it in accordance with its terms. When each other Ancillary Document to which an Exchanging Party is or will be a party has been duly executed and delivered by such Exchanging Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Exchanging Party enforceable against it in accordance with its terms.

Section 4.02          Title to Company Common Shares. Upon consummation of the transactions contemplated by the Merger Agreement, such Exchanging Party will become the record and beneficial owner of, and will have good and valid title to, its respective Company Common Shares, free and clear of all Encumbrances. Such Exchanging Party is not a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any of its Company Common Shares (other than this Agreement). Other than this Agreement, the Company Common Shares will not be subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Company Common Shares. To the knowledge of each Exchanging Party, all of the Company Common Shares being sold hereunder have been duly authorized and validly issued and are fully paid and non-assessable and are registered in the name of such Exchanging Party.

Section 4.03          No Conflicts; Consents. The execution, delivery, and performance by such Exchanging Party of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Exchanging Party; (b) require the consent, notice or (bother action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Exchanging Party is a party or by which such Exchanging Party is bound or to which any of his properties and assets are subject or any Permit affecting the properties or assets of such Exchanging Party; or (c) result in the creation or imposition of any Encumbrance on the Company Common Shares. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to such Exchanging Party in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04          Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of such Exchanging Party.

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Section 4.05          Investment Intent. Such Exchanging Party is acquiring the Series A Preferred Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Exchanging Party has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Exchanging Party further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Series A Preferred Shares.

Section 4.06          Accredited Investor. Such Exchanging Party (a) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the acquisition of the Series A Preferred Shares, and (c) has independently and without reliance upon the Trust, and based on such information and the advice of such advisors as such Exchanging Party has deemed appropriate,. Such Exchanging Party has substantial experience in evaluating and investing in transactions of securities in companies similar to the Company and acknowledges that such Exchanging Party can protect its own interests. Such Exchanging Party has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment in the Company. Such Exchanging Party can bear the economic risk of its investment and is able, without impairing the Trust’s financial condition, to hold the Series A Preferred Shares for an indefinite period of time and to suffer a complete loss of such Exchanging Party investment. Such Exchanging Party is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

Section 4.07          No General Solicitation. At no time was such Exchanging Party presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, or other form of general advertisement or solicitation in connection with the transfer of the Series A Preferred Shares hereunder.

Section 4.08          No Bad Actor Disqualification Events. Such Exchanging Party is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Trust.

Section 4.09          Restricted Securities.

(a)          Such Exchanging Party has been advised that the Series A Preferred Shares have not been registered under the Securities Act or any other applicable securities laws and are being offered and sold under the exemption afforded under Section 4(a)(7) of the Securities Act, and that such Exchanging Party’s reliance upon the Section 4(a)(7) exemption is predicated in part on such Exchanging Party’s representations as contained herein.

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(b)          Such Exchanging Party acknowledges that the Series A Preferred Shares have not been registered under the Securities Act or the securities laws of any state and are being offered, and will be sold, pursuant to applicable exemptions from such registration for nonpublic offerings and will be sold as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act. The Series A Preferred Shares may not be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of the Companies’ counsel, an applicable exemption from registration is available.

(c)          Such Exchanging Party understands and acknowledges that the Series A Preferred Shares will bear the following or similarly worded legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

Article V.

COVENANTS

Section 5.01          Public Announcements; Confidentiality. The existence and terms and conditions of this Agreement are strictly confidential and may not be disclosed to anyone other than to the directors, officers, and advisors of the Company and APC. No party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, unless otherwise required by Law.

Section 5.02          Restrictions on Transfer of Series A Preferred Shares. The Trust agrees, without the prior written consent of the Exchanging Parties, during the term of this Agreement, the Trust shall not, directly or indirectly (including through any Affiliates or otherwise), (a) sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), directly or indirectly, any Series A Preferred Shares; (b) enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Series A Preferred Shares, including any option, right or warrant to purchase Series A Preferred Shares; (c) enter into a transaction which would have the same effect; or (d) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Series A Preferred Shares. The Trust agrees to instruct or cause the Trust’s transfer agent to place stop-transfer notations in its records to enforce the provisions of this Agreement, and the transfer agent shall not be permitted to affect any transfer without the review and approval of the Exchanging Parties to verify compliance with this Agreement. From the date hereof until the Merger Agreement is terminated, the Trust agrees that it will not vote the Series A Preferred Shares or take any action that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement in any material respect, including by voting for a competing transaction or otherwise withdrawing any written consent in favor for of the Merger Agreement that has been delivered.

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Section 5.03          Restrictions on Transfer of APC Common Shares and Company Common Shares. Each Exchanging Party agrees, without the prior written consent of the Trust, during the term of this Agreement, such Exchanging Party shall not, directly or indirectly (including through any Affiliates or otherwise), (a) sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), directly or indirectly, any APC Common Shares or Company Common Shares; (b) enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any APC Common Shares or Company Common Shares, including any option, right or warrant to purchase APC Common Shares or Company Common Shares; (c) enter into a transaction which would have the same effect; or (d) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of APC Common Shares or Company Common Shares.

Section 5.04          Further Assurances. Following the Closing, each party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.05          No Reliance. Each party acknowledges and agrees that neither the Company, nor any of its stockholders, officers, directors, employees, agents or other affiliated parties (other than the Trust and each Exchanging Party, each in its individual capacity and not as an affiliate or representative of the Company) have (a) acted as an agent, finder or broker for the Trust or an Exchanging Party or their respective agents with respect to the offer, purchase and/or sale of the Company Common Shares or Series A Preferred Shares, (b) except as set forth in this Agreement, made any representations or warranties of any kind, express or implied, to the Trust or an Exchanging Party or their respective agents in connection with the offer, purchase and/or sale of the Company Common Shares or Series A Preferred Shares, or (c) at any time had any duty to the Trust or an Exchanging Party or their respective agents to disclose any information relating to the Company, its business, or financial condition or relating to any other matters in connection with the offer, purchase and/or sale of the Company Common Shares or Series A Preferred Shares. In making its decision to sell the Company Common Shares or Series A Preferred Shares, the Trust or each Exchanging Party, as applicable, is relying solely on the representations and warranties expressly set forth in this Agreement (and not on any other information provided by the Company or its agents). In making its decision to purchase the applicable shares, each transferee is relying solely on the representations and warranties of the transferor expressly set forth in this Agreement (and not on any other information provided by the Company or its agents). The Trust and each Exchanging Party further acknowledges that the value of the Company Common Shares or Series A Preferred Shares may now or in the future be substantially different (higher or lower) than the price to be paid by the Transferees hereunder, and that the value of the Company Common Shares or Series A Preferred Shares may significantly appreciate or depreciate over time.

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Section 5.06          Release. Each party, on behalf of itself and on behalf of its predecessors and successors, past and present agents, representatives, affiliates, heirs, executors, administrators and assigns, as well as any person acting by, through, under or in concert with any of the foregoing, does hereby release and forever discharge the Company and the Trust or each Exchanging Party, as applicable, and their respective predecessors and successors, past and present agents, representatives, partners, directors, officers, attorneys, employees, servants, shareholders, affiliates, subsidiaries, heirs, executors, administrators and assigns, as well as any person acting by, through, under or in concert with any of the foregoing, from any and all claims, demands, causes of action, obligations, damages, losses, liabilities, contracts, agreements, promises, debts, costs and expenses of any kind whatsoever, whether at law or in equity, asserted or unasserted, known or unknown, suspected or unsuspected, fixed or contingent, which such party ever had, now has, or may claim to have against the Company or the Trust or each Exchanging Party, as applicable, relating to or arising from such transferor’s ownership of the applicable shares transferred hereunder or the transfer the applicable shares as contemplated hereby, provided, that nothing herein shall release any of the foregoing for breaches of this Agreement.

Article VI.

TAX MATTERS

Section 6.01          Cooperation on Tax Matters. Each party shall (a) provide the others with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit, or other examination by any Governmental Authority or judicial or administrative Proceeding relating to liability for Taxes; (b) retain and provide the others with any records or other information that may be relevant to such Tax Return, audit, examination, Proceeding or determination; and (c) provide the others with any final determination of any such audit, examination, Proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

Article VII.

CONDITIONS TO CLOSING

Section 7.01          Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to, at or prior to the Closing:

(a)          no Governmental Authority having enacted, issued, promulgated, enforced, or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(b)          the closing of the transactions contemplated by the Merger Agreement.

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Section 7.02          Conditions to Obligations of the Exchanging Parties. The obligations of each Exchanging Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Exchanging Party’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The Trust shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the Ancillary Document to be performed or complied with by it prior to or on the Closing Date.

(b)          The Trust shall have delivered to the Exchanging Parties duly executed counterparts to the Ancillary Documents (other than this Agreement).

Section 7.03          Conditions to Obligations of the Trust. The obligations of the Trust to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Trust’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          each Exchanging Party shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement each of the Ancillary Document to be performed or complied with by him prior to or on the Closing Date; and

(b)          each Exchanging Party shall have delivered to the Trust duly executed counterparts to the Ancillary Documents (other than this Agreement).

Article VIII.

TERMINATION

Section 8.01          Termination Events. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Trust and all Exchanging Parties;

(b)          by any Exchanging Party by written notice to the Trust if such Exchanging Party is not then in material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Trust in this Agreement and such breach, inaccuracy or failure has not been cured within ten (10) days of the Trust’s receipt of written notice of such breach;

(c)          by the Trust by written notice to any Exchanging Party if the Trust is not then in material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by an Exchanging Party in this Agreement and such breach, inaccuracy or failure has not been cured within ten (10) days of such Exchanging Party’s receipt of written notice of such breach; or

(d)          by any Exchanging Party or the Trust if (i) the Merger Agreement is terminated in accordance with its terms, (ii) there shall be any Law that makes consummation of the Transactions herein illegal or otherwise prohibited, or (iii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining such Transactions, and such Governmental Order shall have become final and non-appealable.

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Section 8.02          Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void, and there shall be no liability on the part of any party except that nothing herein shall relieve any party from liability for any breach of any provision hereof.

Article IX.

MISCELLANEOUS

Section 9.01          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02          Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient; or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Notices shall be sent to the respective parties at the following addresses or at such other address as a party may specify by notice given in accordance with this Section 9.2:

If to the Trust:      The Steven Scopellite 2021 IRR

11 Wharf Avenue, Suite C3, Red Bank, NJ 07701

Attention: Michael Canarick, Trustee

Email: mcanarick@canarick-law.com

If to Fox:                10 Museum Park TS 4207, Miami, Florida 33132

Email: a@power.us

If to Aeromaris:    6410 Ave. Isla Verde, 3I, Carolina, PR, 00979

Email: m@power.us

If to Droneclad:    151 Calle San Francisco, San Juan, PR, 00901

Email: roman@power.us

Section 9.03          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles and Sections, mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. References in this Agreement (a) to the singular shall be deemed to denote the plural, and (b) to the plural shall be deemed to denote the singular; in each case as the context may require.

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Section 9.04          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05          Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06          Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including the Original Exchange Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the statements in the body of this Agreement will control.

Section 9.07          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09          Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 9.10          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

(d)          IN THE EVENT OF ANY DISPUTE, CLAIM, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER FROM THE NON-PREVAILING PARTY ALL REASONABLE ATTORNEYS’ FEES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, EXPERT WITNESS FEES, AND OTHER LITIGATION EXPENSES) INCURRED IN CONNECTION THEREWITH, INCLUDING ANY APPEALS AND POST-JUDGMENT ENFORCEMENT PROCEEDINGS. FOR PURPOSES OF THIS SECTION, “PREVAILING PARTY” MEANS THE PARTY THAT SUBSTANTIALLY PREVAILS ON THE MERITS OF THE DISPUTE, WHETHER BY JUDGMENT, ARBITRATION AWARD, SETTLEMENT, OR OTHERWISE.

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Section 9.11          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

Section 9.12          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

***Signature page follows***

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANDREW FOX, individually

By:	/s/ Andrew Fox
Name: Andrew Fox

AEROMARIS MAS LLC

By:	/s/ Michael Sinensky
Name: Michael Sinensky
Title: President

DRONECLAD LLC

By:	/s/ Roman Vintfeld
Name: Roman Vintfeld
Title: President

THE STEVEN SCOPELLITE 2021 IRR

By:	/s/ Michael Cararick
Name: Michael Canarick
Title: Trustee

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